PCB Bancorp Declares $0.06 Quarterly Cash Dividend

Los Angeles, California - July 26, 2019 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of Pacific City Bank, announced that on July 25, 2019, its Board of Directors declared a quarterly cash dividend of $0.06 per common share. The dividend will be paid on or about September 13, 2019, to shareholders of record as of the close of business on August 30, 2019.

About PCB Bancorp
PCB Bancorp, formerly known as Pacific City Financial Corporation, is the bank holding company for Pacific City Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.

Contact:

Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

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